EXHIBIT 5.1

[The Ryland Group, Inc. Letterhead]

April 27, 2007

The Ryland Group, Inc.

24025 Park Sorrento, Suite 400

Calabasas, California  91302

Ladies and Gentlemen:

I have acted as general counsel for The Ryland Group, Inc., a Maryland corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of a registration statement on Form S-8 (the “Registration Statement”) registering 2,084,168 shares of the Company’s Common Stock, par value $1.00 per share (the “Plan Shares”), which are issuable pursuant to the exercise of options and other awards granted under The Ryland Group, Inc. 2007 Equity Incentive Plan (the “Plan”).

I have examined copies of the Company’s Charter, as amended, By-laws, the Plan, all resolutions adopted by the Company’s Board of Directors relating to the above and other records and documents that I have deemed necessary for the purpose of this opinion.  I have also examined such other documents, papers, statutes and authorities as I have deemed necessary to form a basis for this opinion.

Based upon the foregoing, I am of the opinion that the Plan Shares have been duly authorized and will be (when issued, sold and delivered as authorized) validly issued, fully paid and non-assessable.

The opinion set forth herein is limited to matters governed by the laws of the State of Maryland and the Federal Laws of the United States of America, and I express no opinion as to any other laws.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to me under Item 5 of the Registration Statement.

Very truly yours,

/s/ Timothy J. Geckle

Timothy J. Geckle